EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

BOSTON PACIFIC MEDICAL, INC.

The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

Article I

Name

The name of the corporation is Boston Pacific Medical, Inc.

Article II

Duration

The duration of the corporation is perpetual.

Article III

Purposes

The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

Article IV

Capitalization

The authorized capital of this corporation shall consist of fifteen million (15,000,000) shares of Common Stock, having $.01 par value per share, and two hundred twenty-one thousand thirty-seven (221,037) shares of Preferred Stock, having $1.00 par value per share. The shareholders shall have no preemptive rights to acquire any shares of this corporation. There shall be no cumulative voting by shareholders.

A. Common Stock

1. Voting. The holders of shares of Common Stock shall be entitled to one vote for each share so held, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided in the By-laws of the corporation, subject to any voting preferences of the Preferred Stock, and as may be provided by law.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds legally available therefore as and when determined by the Board of Directors, subject to any dividend preferences of the Preferred Stock.

3. Liquidation. Subject to any prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Common Stock shall be entitled to receive all assets of the corporation available for distribution to its stockholders.

B. Preferred Stock

1. The Preferred Stock may consist of one or more series. The Board of Directors may, from time to time, establish and designate the different series and designate variations in the relative rights and preferences between the different series as provided below, but in all other respects all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

2. Subject to the provisions hereof, the Board of Directors is authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the laws of the State of Nevada, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of each series including, but not limited to:

(a) the number of shares to constitute such series and the distinguishing designation thereof;

(b) the dividend rate on the shares of such series and the preferences, if any, and the special and relative rights of such shares of such series as to dividends;

(c) whether or not the shares of such series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

(d) the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the corporation;

(e) whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund and, if so, the terms and provisions of such fund;

(f) whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the corporation and, if so, the conversion price or ratio and other conversion rights;

(g) the conditions under which the shares of such series shall have separate voting rights or no voting rights; and

(h) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time authorize the issuance of additional shares of the same series.

Article V

Resident Agent and Office

The street and mailing address of the initial resident office of the corporation is 3642 Boulder Highway, Suite 387, Las Vegas, Nevada 89121, and the name of the resident agent of the corporation at that address is P.A. Hartley.

Article VI

Directors

The corporation shall be governed by a Board of Directors and shall have not less than one (1) nor more than nine (9) directors as determined, from time to time, by the Board of Directors. The original Board of Directors shall be comprised of one (1) person. The name and address of the person who is to serve as director until the first annual meeting of shareholders and until his successor is elected and shall qualify is as follows: Brant Dees, 428 East 790 South, Pleasant Grove, Utah 84062.

Article VII

Incorporator

The name and address of the incorporator is: Ronald N. Vance, 57 West 200 South, Suite 310, Salt Lake City, Utah 84101.

Article VIII

Limitation of Liability

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of distributions in violation of NRS 78.300. Notwithstanding anything contained in the Articles of Incorporation to the contrary, the personal liability of the directors or officers of the Corporation is hereby eliminated to the fullest extent permitted by the applicable provisions of the Nevada Revised Statutes, as the same may be amended and supplemented.